Exhibit 4.1

STOCK OPTION PLAN

Approved June 11, 1996, as amended on January 15, 1997, April 30, 1997, July 5, 2000, July 3, 2002, May 12, 2004, April 20, 2005, May 9, 2007, August 7, 2008 and March18, 2011.

1.	Purpose of the Stock Option Plan

The purpose of the stock option plan for directors, officers, employees, members of the Scientific Advisory Committee and service providers (the “Stock Option Plan”) of Labopharm Inc. (the “Corporation”) or one of its Subsidiaries is to secure for the Corporation and its shareholders the benefit of an incentive interest in share ownership by directors, officers and employees of the Corporation and its Subsidiaries, as the case may be, and by members of the Scientific Advisory Committee and certain designated service providers.

2.	Administration

The Stock Option Plan shall be administered by the Corporation’s Board of Directors (the “Board”) or the Compensation Committee, as the same may be constituted from time to time (the “Committee”).  The Board shall have full and complete latitude to interpret the Stock Option Plan and to establish the rules and regulations applying to it and to make all other determinations it deems necessary or useful for the administration of the Stock Option Plan, provided that such interpretations, rules, regulations and determinations are consistent with the relevant policy statements of the competent securities authorities and the rules of the stock exchanges on which the securities of the Corporation are listed.

3.	Shares Subject to the Stock Option Plan

3.1
The shares subject to the Stock Option Plan are the Common Shares (the “Shares”) of the Corporation.  The total number of Shares that may be issued under the Stock Option Plan shall not exceed 9,9% of the total issued and outstandingShares of the Corporation at any time and no Optionee (as defined hereinbelow) shall hold options to purchase more than five percent (5%) of the number of Shares issued and outstanding at any time.  For greater certainty, all of the Shares reserved foroptions that have expired, have been cancelled without being exercised or have been exercised shall become reserved Shares for the purposes of options that may be subsequently granted under the terms of the Stock Option Plan.

3.2
The number of securities issuable (or reserved for issuance) to insiders under all security based compensation arrangements, cannot at any time exceed 10% of issued and outstanding securities of the Corporation. Furthermore, the number of securities issued to insiders under all security based compensation arrangements, within any one year period, cannot exceed 10% of issued and outstanding securities of the Corporation.

4.	Grant of Options

Upon recommendation of the Committee, the Board shall from time to time designate the directors, officers or employees of the Corporation or any of its Subsidiaries, as the case may be, or the members of the Scientific Advisory Committee or service providers to whom options shall be granted (an “Optionee”) and the number of Shares reserved for such options.  For the purposes of the Stock Option Plan, “Subsidiaries” shall mean any legal entity of which the Corporation holds or is the beneficiary, at any time, directly or indirectly, otherwise than as security only, of securities conferring over 50% of the votes enabling it to elect the majority of the directors of such entity as well as any current or future Subsidiary of such legal entity.  Any Optionee may hold more than one option.  However, no Optionee may hold options to purchase over five percent (5%) of the number of Shares issued and outstanding at any time.  The granting of each option shall be evidenced by a letter from the Corporation addressed to the Optionee setting forth the number of Shares covered by such option, the subscription price, the terms and conditions of exercise of the option and the option period.

5.	Subscription Price

The subscription price for each Share underlying an option shall be established by the Board but such price shall not be lower than the closing price of the Shares on The Toronto Stock Exchange on the option grant date.  If no transaction has been reported on such exchange on the option grant date, the closing price will be deemed to be the closing price of the Shares on The Toronto Stock Exchange on the last date on which transactions were reported preceding the option grant date (the “Subscription Price”).

6.	Option Period

6.1
Subject to the provisions of Section 6.2, each option shall be exercisable during a period and in accordance with the terms and conditions established by the Board (the “Option Period”), such period commencing no earlier than the option grant date and shall terminate no later than ten years after such date.

6.2
Notwithstanding the provisions of subsection 6.1, an option shall not be exercisable by an Optionee from and after each and every one of the following dates (an “Early Expiry Date”), unless otherwise determined by the Board at any time prior to the Early Expiry Date (including, without limiting the generality of the foregoing, in accordance with subsection 6.4):

6.2.1
(i) in the case where the Optionee is an officer or an employee, the date on which the Optionee resigns or voluntarily leaves his/her employment with the Corporation or one of its Subsidiaries, as the case may be, or the date on which the employment of the Optionee with the Corporation or one of its Subsidiaries is terminated for cause, as the case may be, or (ii) in the case where the Optionee is a director or a member of the Scientific Advisory Committee of the Corporation or one of its Subsidiaries, as the case may be, but is not employed by either the Corporation or one of its Subsidiaries, the date on which such Optionee ceases to be a member of the relevant Board or the Scientific Advisory Committee for any reason other than death; and for both situations, only for the options vested at such date.

6.2.2
(i) in the case where the Optionee is an officer or employee, six (6) months following the date on which the Optionee’s employment with the Corporation or any of its Subsidiaries, as the case may be, is terminated by reason of death or (ii) in the case where the Optionee is a director or a member of the Scientific Advisory Committee of the Corporation or any of its Subsidiaries, as the case may be, but is not employed by either the Corporation or any of its Subsidiaries, six (6) months following the date on which such Optionee ceases to be a member of the relevant Board of Directors by reason of death; and for both situations, only for the options vested at such date;

6.2.3
in the case where the Optionee is an officer or employee, ninety (90) days following the date on which the Optionee’s employment with the Corporation or any of its Subsidiaries, as the case may be, is terminated for any cause or reason other than those mentioned in subsections 6.2.1 and 6.2.2 after any notice of termination period (hereinafter the “Termination Date”), including, without limiting the scope of the foregoing, disability, illness or, subject to 6.4, retirement or early retirement and only for options vested on  such Termination Date; or

6.2.4
in the case where the Optionee is a service provider, ninety (90) days following the end of the term of the agreement or the termination of the service agreement by either party (hereinafter the “Termination of Agreement”), and only for options vested on the date of the Termination of Agreement.

Such rules shall not be interpreted in such a manner as to extend the Option Period beyond ten years.

6.3
All rights conferred by an option not exercised at the termination of the Option Period or, unless determined by the Board pursuant to subsection 6.2 or 6.4, from and after any Early Expiry Date shall be forfeited.

6.4
However, the Board may, in its entire discretion, at any time and upon conditions it may set, decide that the Early Expiry Date of outstanding options granted to an Optionee, where the Optionee is an officer or employee who retires permanently from his/her employment with the Corporation, will not apply and all options granted to such Optionee under the Stock Option Plan shall continue until the earlier of their original expiry date or six (6) months after the Optionee’s death and subject to their original terms and conditions.

6.5
The Early Expiry Date of outstanding options granted to a member of the Board who voluntarily ceases to be a member of the Board for any reason other than death (the “Retirement”), will not apply and all options granted to such member of the Board under the Stock Option Plan shall continue until the earlier of their original expiry date or six (6) months after the death of the director and subject to their original terms and conditions, provided that the member of the Board:

(i)	has been a member of the Board for a minimum of five (5) consecutive years at the time of Retirement:

(ii)	was not required to cease to be a member of the Board pursuant to a decision of a regulatory authority or a resolution of the Board; and

(iii)	complied with any agreement with or undertaking towards the Corporation including any confidentiality, non-solicitation and non-competition provisions.

7.	Exercise of Options

7.1
Subject to the provisions of Section 6, an option may be exercised in whole, at any time, or in part, from time to time, during the Option Period, but in all cases in accordance with the exercise frequency established by the Board and applicable at the time of the grant.

7.2
An option may be exercised by written notice to the Chief Financial Officer, the Director Human Resources or the Corporate Secretary, of the Corporation.  Such notice shall set forth the number of Shares subscribed and the address to which the certificate evidencing such Shares is to be delivered.  Such notice shall also be accompanied by a bank draft or proof of wire transfer (net of all bank fees) made payable to the Corporation in the amount of the Subscription Price for each Share subscribed to.  The Corporation shall cause a certificate for the number of Shares specified in the notice to be issued in the name of the Optionee and delivered to the address specified in the notice no later than ten (10) business days following the receipt of such notice and bank draft of proof of wire transfer.

8.	No Assignment

No option or interest therein shall be assignable by the Optionee other than by testamentary disposition or the operation of the law of successions.

9.	Not a Shareholder

No rights shall be conferred on an Optionee as a shareholder of the Corporation with respect to any Shares underlying his/her option until he/she becomes the holder of record of such Shares.

10.	Offer for Shares of the Corporation

In the event that, at any time, an offer to purchase is made to all holders of Shares, notice of such offer shall be given by the Corporation to each Optionee and all unexercised options will become exercisable immediately at the Subscription Price, but only to the extent necessary to enable an Optionee to tender his/her Shares in response to the offer should the Optionee so desire.

11.	Effects of Alteration of Share Capital

In the event of any change in the number of issued and outstanding Shares of the Corporation by reason of any stock dividend, stock split, recapitalization, amalgamation, business combination, or a consolidation exchange of Shares or other similar change, an equitable adjustment shall be made by the Board in the maximum number or kind of Shares issuable under the Stock Option Plan or subject to outstanding options and in the Subscription Price of such Shares.  Such adjustment will be final and enforceable for the purposes of the Stock Option Plan.

12.	Amendment and Termination

12.1
The Board bears full responsibility with regard to the Stock Option Plan, which includes, but not limited to, the power and authority to adopt, amend, suspend or terminate the Stock Option Plan. Any such adoption, amendment, suspension or termination is subject to the rules set forth by the regulatory authorities.

12.2	Subject to the provisions of Section 12.3, shareholder approval is not required for amendments to the Stock Option Plan or options.

12.3	Approval by a majority of the voting shareholders present at a duly called shareholder meeting is required for the following amendments:

12.3.1	an increase of the total number of Shares that may be issued under the Stock Option Plan;

12.3.2	a reduction in the exercise price with respect to an option granted under the Stock Option Plan or a cancellation of such an option for the purposes of re-issuing new options in replacement thereof;

12.3.3	an extension to the term of an option granted under the Stock Option Plan beyond its original expiry date;

12.3.4	an amendment to the class of persons eligible for grants of options under the Stock Option Plan; and

12.3.5	an amendment to allow options granted under the Stock Option Plan to become transferable or assignable other than for estate settlement purposes.

12.4
No amendment of the Stock Option Plan or options may contravene the requirements of any competent regulatory authority to which the Stock Option Plan or the Corporation is now or may hereafter be subject to.

12.5
The shareholders’ approval of an amendment may be given by way of confirmation at the next meeting of shareholders after the amendment is made, provided that no Shares are issued pursuant to the amended terms.

13.	Final Provisions

13.1
The Corporation’s obligation to issue options granted or Shares under the terms of the Stock Option Plan is subject to all of the applicable laws, regulations or rules of any governmental agency or other competent authority in respect of the issuance or distribution of securities and to the rules of any stock exchange on which the Shares of the Corporation are listed.  Each Optionee shall agree to comply with such laws, regulations and rules and to provide to the Corporation any information or undertaking required to comply with such laws, regulations and rules.

13.2
The participation in the Stock Option Plan of a director, an officer, an employee, a member of the Scientific Advisory Committee or a service provider of the Corporation or any of its Subsidiaries shall be entirely optional and shall not be interpreted as conferring upon a director, an officer, an employee, a member of the Scientific Advisory Committee or a service provider of the Corporation or any of its Subsidiaries any right or privilege whatsoever, except for the rights and privileges set out expressly in the Stock Option Plan.  Neither the Stock Option Plan nor any act that is done under the terms of the Stock Option Plan shall be interpreted as restricting the right of the Corporation or any of its Subsidiaries to terminate the employment of an officer or employee at any time.  Any notice of dismissal given to an officer or employee at the time his/her employment is terminated, or any payment in the place and stead of such notice, or any combination of the two, shall not have the effect of extending the duration of the employment for purposes of the Stock Option Plan.

13.3
No director, officer, employee, member of the Scientific Advisory Committee or service provider of the Corporation or any of its Subsidiaries shall acquire the automatic right to be granted one or more options under the terms of the Stock Option Plan by reason of any previous grant of options under the terms of the Stock Option Plan.

13.4	The Stock Option Plan does not provide for any guarantee in respect of any loss or profit which may result from fluctuations in the price of the Shares.

13.5
The Corporation and its Subsidiaries shall assume no responsibility as regards the tax consequences that participation in the Stock Option Plan will have for a director, an officer, an employee or a member of the Scientific Advisory Committee or a service provider of the Corporation or any of its Subsidiaries, and such persons are urged to consult their own tax advisors in such regard.

13.6
The Stock Option Plan and any option granted under the terms of the Stock Option Plan shall be governed and interpreted according to the laws of the province of Quebec and the laws of Canada applicable therein.

13.7
The Shares to be issued upon the exercise of an option will constitute qualifying shares under a stock savings plan pursuant to the provisions of the Taxation Act (Quebec), provided certain conditions set out therein are met.

13.8
The Stock Option Plan is dated as of June 11, 1996 modified on January 15, 1997, on April 30, 1997, on July 5, 2000, on July 3, 2002, on May 12, 2004, on April 20, 2005 and on May 9, 2007, August 7, 2008 and March 18, 2011.

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